EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENTRAVISION COMMUNICATIONS CORPORATION RECEIVES

CONTINUED LISTING STANDARDS NOTICE FROM THE NEW YORK

STOCK EXCHANGE

SANTA MONICA, CALIFORNIA – December 17, 2008 – Entravision Communications Corporation (NYSE: EVC) announced today that on December 15, 2008 the company received notification from the New York Stock Exchange (NYSE) that the company has fallen below one of the NYSE’s continued listing standard criteria by maintaining an average closing price of less than $1.00 over a consecutive 30 day trading period.

The company expects to notify the NYSE that it intends to cure this deficiency, and the company will have a six month period to meet the continued listing standard. Entravision’s stock will continue to be listed on the NYSE during the cure period, subject to maintenance of other applicable NYSE listing standards.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Joe LoBello

Brainerd Communicators, Inc.

212-986-6667